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                                                                  EXHIBIT 8

                         DAVIS, GRAHAM & STUBBS, L.L.C.
                          A LIMITED LIABILITY COMPANY
                                ATTORNEYS AT LAW
                                                       WASHINGTON D.C. OFFICE
                                  SUITE 4700                 SUITE 1200
                            370 SEVENTEENTH STREET   1225 NEW YORK AVENUE, N.W.
                            DENVER, COLORADO 80202   WASHINGTON, D.C. 2006-3919
                               MAILING ADDRESS          TELEPHONE 202-822-8660
                             POST OFFICE BOX 185        FACSIMILE 202-293-4794
                         DENVER, COLORADO 80201-0185
               TELEPHONE 303-892-9400    TELEX  413726 DGS DVR UD
               FACSIMILE 303-893-1379     CABLE DAVGRAM, DENVER



                                OCTOBER 25, 1994





JONES SPACELINK, LTD.
9697 EAST MINERAL AVENUE
P.O. Box 3309
Englewood, Colorado 80155

Ladies and Gentlemen:

          We have acted as counsel for Jones Spacelink, Ltd., a Colorado corporation ("Spacelink"), in connection with a plan under which Jones Intercable, Inc., a Colorado Corporation ("Intercable"), would acquire assets of Spacelink in exchange for shares of Intercable Class A Stock pursuant to the Exchange Agreement and Plan of Liquidation and Reorganization dated as of May 31, 1994 (the "Spacelink Agreement") between Intercable and Spacelink. Capitalized terms used in this opinion, unless defined herein, have the meanings assigned to them in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, registration number 33-54527.

          In connection with this opinion, we have examined originals or copies of the Joint Proxy Statement/Prospectus, the Spacelink Agreement, the BCI Agreement, the Transaction Agreement dated as of May 31, 1994 among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and Spacelink, and the Ruling Request. We have made such examinations of law as we have deemed appropriate for purposes of giving the opinion herein expressed. Our opinion applies only to matters of law.

          We express no opinion as to whether the transactions contemplated by the Spacelink Agreement would qualify as a reorganization within the meaning of IRC Section 368(a)(1), or on any other matter not expressly set forth herein. Our opinion is rendered only with respect to laws, and the rules, regulations, rulings and orders thereunder, that are currently in effect.
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October 25, 1994
Page 2


          Based upon and subject to the foregoing, it is our opinion that the discussion captioned "The Spacelink Transaction--Certain Federal Income Tax Consequences" as set forth in the Joint Proxy Statement/Prospectus is correct in all material respects.

          We hereby consent to the references to Davis, Graham & Stubbs, L.L.C. contained in the Registration Statement, including the Joint Proxy Statement/Prospectus included therein.


                                        Very truly yours,

                                        /s/ DAVIS, GRAHAM & STUBBS, L.L.C.

                                        Davis, Graham & Stubbs, L.L.C.